Exhibit 99.5

NOTICE TO U.S. HOLDERS OF GUOTAI JUNAN SHARES AND HAITONG SHARES IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the following announcements and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of the following announcements. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Proposed Merger will involve the exchange of securities of two joint stock companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of Guotai Junan Securities and Haitong Securities is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, or pursuant to an exemption from such registration. The shares to be issued under the Proposed Placement will not be registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued in a transaction exempt from registration under the U.S. Securities Act. The Guotai Junan Shares to be issued pursuant to the Proposed Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued to U.S. holders of Haitong Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements and/or any applicable securities laws. The Guotai Junan Shares to be issued pursuant to the Proposed Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Haitong Shares for which they were exchanged in the Proposed Merger.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Guotai Junan Shares to be issued in connection with the Proposed Merger, or determined if the following announcements are accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Guotai Junan Shares to be issued in connection with the Proposed Merger, Guotai Junan Securities will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Haitong Shares related to the Proposed Merger.

The receipt of Guotai Junan Shares or cash proceeds from the exercise of the put options pursuant to the Proposed Merger by a U.S. holder of Guotai Junan Shares or Haitong Shares (as applicable) may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. Each holder of Guotai Junan Shares and Haitong Shares is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Proposed Merger.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this notice, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this notice.

(A joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 02611)

NOTICE OF THE 2024 THIRD EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT an extraordinary general meeting (the “Guotai Junan EGM”) of Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”) will be held at 1:30 p.m. on Friday, 13 December 2024 at Xinghui Hall, 2nd Floor, Yan’an Hotel, No. 1111 Yan’an Middle Road, Jing’an District, Shanghai, China for the purposes of considering and, if thought fit, passing with or without amendments, the following resolutions of Guotai Junan Securities (unless otherwise indicated, capitalised terms used in this notice shall have the same meanings as those defined in the circular jointly issued by Guotai Junan Securities and Haitong Securities Co., Ltd. (“Haitong Securities”) dated 22 November 2024 (the “Joint Circular”)):

AS SPECIAL RESOLUTIONS

1.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements of the relevant laws and regulations in relation to the material asset restructuring of listed companies.

2.	To consider and approve the proposal of the Proposed Merger and the Proposed Placement and related transaction.

2.1	Details of the Proposed Merger

2.1.1.	Parties to the Proposed Merger;

2.1.2.	Method of the Proposed Merger;

2.1.3.	Class and par value of the Guotai Junan Shares to be issued upon Share Exchange;

2.1.4.	Share Exchange targets and Record Date for Share Exchange;

2.1.5.	Exchange price and Exchange Ratio;

2.1.6.	Number of Guotai Junan Shares to be issued under the Share Exchange;

2.1.7.	Place of listing of the Guotai Junan Shares to be issued under the Share Exchange;

2.1.8.	Arrangements for Haitong Share-Exchange Shareholder who holds Haitong Shares with Share Restrictions;

2.1.9.	Protection mechanism for the interests of Guotai Junan Dissenting Shareholders;

2.1.10.	Protection mechanism for the interests of Haitong Dissenting Shareholders;

2.1.11.	Disposal of creditors’ rights and debts involved in the Proposed Merger and the Proposed Placement;

2.1.12.	Transfer of assets;

2.1.13.	Arrangements for employees;

2.1.14.	Arrangements for Transitional Period; and

2.1.15.	Arrangements for profit distribution and accumulated profits.

2.2	Details of the Proposed Placement

2.2.1	Fundraising amount under the Proposed Placement;

2.2.2	Class and par value of the Placement A Shares;

2.2.3	Pricing basis, date of pricing and issue price of the Placement A Shares;

2.2.4	Issuance targets and method of subscription of the Proposed Placement;

2.2.5	Number of the shares to be issued under the Proposed Placement;

2.2.6	Place of listing of the Placement A Shares;

2.2.7	Lock-up period of the Placement A Shares;

2.2.8	Use of proceeds of the Proposed Placement; and

2.2.9	Arrangements for profit distribution and accumulated profits.

2.3	Effective period of the resolution

3.	To consider and approve the MAR Report and its extract.

4.	To consider and approve the execution of the Merger Agreement.

5.	To consider and approve the execution of the Placement Subscription Agreement.

6.	To consider and approve that the Proposed Merger and the Proposed Placement constitute material asset restructuring of Guotai Junan Securities.

7.	To consider and approve that the Proposed Placement constitutes a related party/connected transaction.

8.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements under sections 11 and 43 of the Administrative Measures for Restructuring.

9.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements under section 4 of the Guideline No. 9 for the Regulation of Listed Companies – Regulatory Requirements for Listed Companies’ Planning and Implementation of Material Asset Restructurings.

10.	To consider and approve that the Proposed Merger and the Proposed Placement do not constitute restructuring for listing under section 13 of the Administrative Measures for Restructuring.

11.	To consider and approve the completeness and compliance of the legal procedures and the validity of the legal documents submitted with respect to the Proposed Merger and the Proposed Placement.

12.	To consider and approve that the relevant parties of the Proposed Merger and the Proposed Placement do not fall under prohibition to participate in any material asset restructuring of listed companies under section 12 under the Guideline No. 7 for the Regulation of Listed Companies – Regulation of the Abnormal Trading of Stocks Relating to the Material Asset Restructurings of Listed Companies and section 30 under the Guideline No. 6 of the Shanghai Stock Exchange for Self-Regulation Rules for Listed Companies – Material Asset Restructuring.

13.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with section 11 of the Administrative Measures for the Registration of Securities Offering by Listed Companies.

14.	To consider and approve the purchases or sales of assets within the 12 months before the Proposed Merger and the Proposed Placement.

15.	To consider and approve the pro forma consolidated financial statements related documents in relation to the Proposed Merger and the Proposed Placement.

16.	To consider and approve the Orient Securities Valuation Report in relation to the Proposed Merger and the Proposed Placement.

17.	To consider and approve the independence of Orient Securities as the valuer, the reasonableness of the assumptions adopted and the relevance between the method and purpose of valuation, and the fairness of the valuation.

18.	To consider and approve the dilution of current returns, remedial measures and undertakings from relevant entities in relation to the Proposed Merger and the Proposed Placement.

19.	To consider and approve the Future Return Plan.

20.	To consider and approve the grant of authorisation at a general meeting to Guotai Junan Board and its authorised person to exercise full powers to deal with matters relating to the Proposed Merger and the Proposed Placement.

21.	To consider and approve the specific mandate at a general meeting to the Guotai Junan Board to issue Guotai Junan A Shares and Guotai Junan H Shares in respect of the Proposed Merger.

22.	To consider and approve the specific mandate at a general meeting to the Guotai Junan Board to issue Placement A Shares in respect of the Proposed Placement.

By order of the board of Guotai Junan Securities Co., Ltd. ZHU Jian Chairman

Shanghai, PRC

22 November 2024

As at the date of this notice, the executive directors of Guotai Junan Securities are Mr. ZHU Jian and Mr. LI Junjie; the non-executive directors of Guotai Junan Securities are Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun, Mr. CHEN Hua, Mr. SUN Minghui, Mr. ZHANG Manhua, Mr. WANG Tao and Mr. CHEN Yijiang; and the independent non-executive directors of Guotai Junan Securities are Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao.

Notes:

(1)	In order to determine the holders of H Shares who are entitled to attend the Guotai Junan EGM, the H Share register of members of Guotai Junan Securities will be closed from Tuesday, 10 December 2024 to Friday, 13 December 2024 (both days inclusive), during which period no share transfer will be registered. In order for holders of H Shares to be qualified for attending the Guotai Junan EGM, all share certificates together with the share transfer documents must be lodged with the H Share registrar of Guotai Junan Securities, Computershare Hong Kong Investor Services Limited, Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, by 4:30 p.m. on Monday, 9 December 2024. Holders of H Shares who are registered with Computershare Hong Kong Investor Services Limited on Friday, 13 December 2024 are entitled to attend the Guotai Junan EGM.

(2)	Holders of H Shares who are entitled to attend and vote at the Guotai Junan EGM may designate one or more proxies to attend and vote at the Guotai Junan EGM on his/her behalf. A proxy need not be a shareholder of Guotai Junan Securities.

To be valid, the proxy form together with the power of attorney (if any) and other relevant authorisation document(s) (if any) which have been notarized shall be deposited at the H Share registrar of Guotai Junan Securities, Computershare Hong Kong Investor Services Limited, not less than 24 hours before the time designated for the Guotai Junan EGM (i.e., by 1:30 p.m. on Thursday, 12 December 2024). Completion and return of the proxy form will not preclude the shareholders of H Shares from attending and voting at the Guotai Junan EGM should they so wish.

The address of the Guotai Junan Securities’ Board’s office is at 768 Nanjing West Road, Jing’an District, Shanghai, the PRC, Postal code: 200041 (Tel: (8621) 3867 6798, Fax: (8621) 3867 0798). The address of the H Share registrar of Guotai Junan Securities, Computershare Hong Kong Investor Services Limited, is at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

(3)	Any voting on any resolution at the Guotai Junan EGM shall be taken by poll.

(4)	In case of joint shareholders of Guotai Junan Securities, if more than one of them are presented at the meeting, either in person or by proxy, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint shareholders. For this purpose, seniority shall be determined by the order in which the names of the joint shareholders stand in the register of members of Guotai Junan Securities in respect of the joint shareholding.

(5)	The Guotai Junan EGM is expected to last for half a day. Shareholders attending (in person or by proxy) the Guotai Junan EGM shall be responsible for their own travel and accommodation expenses. Shareholders or their proxies shall produce their identity documents when attending the Guotai Junan EGM.

(6)	Guotai Junan Shareholder who has a material interest in the Proposed Merger and/or the Proposed Placement is required to abstain from voting on the relevant resolutions approving the Proposed Merger and/or the Proposed Placement at the Guotai Junan EGM. Subsidiaries of Guotai Junan Securities who are Guotai Junan Shareholders are required to abstain from voting on all of the special resolutions. Haitong Securities and its subsidiaries who are Guotai Junan Shareholders shall abstain from voting on the special resolutions regarding the Proposed Merger (i.e. special resolutions numbered 1, 2.1 (with all sub-resolutions thereunder), 2.3, 3, 4, 6, 8 to 21). Shanghai International and its associates shall abstain from voting on the special resolutions regarding the Proposed Placement (i.e. special resolutions numbered 2.2 (with all sub-resolutions thereunder), 5, 7, and 22). Save as disclosed above, there is no other Guotai Junan Shareholder required to abstain from voting on the relevant resolutions at the Guotai Junan EGM.

(7)	According to the Administrative Measures for Restructuring and other applicable PRC rules and regulations, a listed company that issues shares to purchase assets may raise ancillary funds at the same time. The Proposed Placement is subject to and conditional upon the Proposed Merger and is conducted together with the Proposed Merger. The Proposed Merger and the Proposed Placement will be submitted to the SSE for review and the CSRC for registration as a whole. Therefore, the inclusion of both Proposed Merger and Proposed Placement in the above resolutions (including special resolutions numbered 6 to 18) is consistent with A-share market practice. As the Proposed Merger and the Proposed Placement are proposed for the Guotai Junan Shareholders to consider and approve under separate resolutions (i.e. special resolutions numbered 2.1 and 2.2), the requirements under Part 2, paragraph F.2.1 of the Corporate Governance Code set out in Appendix C1 to the Hong Kong Listing Rules have been met.

(8)	Please refer to the Joint Circular for the details of the above resolution to be proposed at the Guotai Junan EGM for consideration and approval.